Exhibit 99.1

Contact:	Gary Thompson – Media	Jonathan Halkyard – Investors
	Harrah’s Entertainment, Inc.	Harrah’s Entertainment, Inc.
	(702) 407-6529	(702) 407-6080

Harrah’s Entertainment Announces Changes to the Terms of Private Exchange Offers

LAS VEGAS – December 8, 2008

Harrah’s Entertainment, Inc. (“Harrah’s”) today confirmed that, subject to the terms and conditions described in the confidential offering memorandum dated November 14, 2008 (as may be supplemented or amended from time to time, the “Offering Memorandum”) of its direct wholly-owned subsidiary, Harrah’s Operating Company, Inc. (“HOC”), the private exchange offers (the “Exchange Offers”) by HOC to exchange certain of HOC’s outstanding debt securities (collectively, the “Old Notes”) for up to $2.1 billion aggregate principal amount of (i) new 10.00% Second-Priority Senior Secured Notes due 2015 of HOC (“New 2015 Second Lien Notes”), for Old Notes maturing between 2010 and 2013, and (ii) new 10.00% Second-Priority Senior Secured Notes due 2018, for Old Notes maturing between 2015 and 2018 (together with the New 2015 Second Lien Notes, the “New Second Lien Notes”), will expire at midnight, New York City time, on December 19, 2008.

In addition, HOC today announced certain changes to the Exchange Offers. HOC will pay the early tender consideration described in the Offering Memorandum to holders of Old Notes maturing between 2010 and 2013 (“Priority 1 Notes”) whose Priority 1 Notes are validly tendered and accepted by HOC prior to the Expiration Date (as defined in the Offering Memorandum and extended herein). Previously, holders of Priority 1 Notes were required to have tendered their Old Notes prior to the Early Tender Date (as defined in the Offering Memorandum and modified by Harrah’s press release issued on December 1, 2008) to receive this additional consideration. In addition, HOC is reducing the COD Limitation (as defined in the Offering Memorandum) from $1.8 billion to $1.4 billion. As a result, HOC is also reducing the Acceptance Priority 2 Cap (as defined in the Offering Memorandum) to $375 million and the Acceptance Priority 3 Cap (as defined in the Offering Memorandum) to $350 million. HOC is also extending the Expiration Date for the Exchange Offers from 5 p.m., New York City time, on December 19, 2008 to midnight, New York City time, on December 19, 2008. HOC is also extending to 5:00 p.m., New York City time, on December 12, 2008, the Withdrawal Deadline (as defined in the Offering Memorandum) for all Old Notes.

HOC also announced today that it has amended the terms of the Exchange Offers for the Old Notes maturing in 2010 and 2011 (the “Old 2010-2011 Notes”) (i) to increase the maximum amount of cash it will pay to participating holders that elect to receive cash in lieu of New 2015 Second Lien Notes (referred to as the “Maximum Auction Amount” in the Offering Memorandum) from $325 million to $525 million (the “Revised Maximum Cash Amount”) and (ii) to replace the “Modified Dutch Auction” process described in the Offering Memorandum (the “Auction Process”) with a fixed price offer so that holders of the Old 2010-2011 Notes participating in the Exchange Offers may elect to receive $670 in lieu of each $1,000 principal amount of New 2015 Second Lien Notes they would otherwise receive for tendered Old 2010-2011 Notes. Holders of Old 2010-2011 Notes participating in the Exchange Offers that wish to receive cash in lieu of New 2015 Second Lien Notes are now only entitled to receive $670 in lieu of each $1,000 principal amount of New 2015 Second Lien Notes they would otherwise receive. As of 5:00 p.m., New York City time, on December 5, 2008, approximately 96% of Old 2010-2011 Notes that had been validly tendered and not withdrawn in the Auction Process were submitted at an Indicative Offer Price (as defined in the Offering Memorandum) of $670.

If holders of Old 2010-2011 Notes that have validly tendered and not withdrawn Old 2010-2011 Notes at an Indicative Offer Price of $670 in the Auction Process do not withdraw such Old 2010-2011 Notes prior to the Withdrawal Deadline, such holders, subject to proration as described below and in the Offering Memorandum, will receive $670 in lieu of each $1,000 principal amount of New 2015 Second Lien Notes they would otherwise receive for such tendered Old 2010-2011 Notes. If holders of Old 2010-2011 Notes that have validly tendered and not withdrawn Old 2010-2011 Notes at an Indicative Offer Price greater than $670 in the Auction Process do not withdraw such Old 2010-2011 Notes prior to the Withdrawal Deadline, such holders will be deemed to have elected to receive New 2015 Second Lien Notes for such tendered Old 2010-2011 Notes. Holders of Old 2010-2011 Notes that have validly tendered and not withdrawn Old 2010-2011 Notes for which they have elected to receive only New 2015 Second Lien Notes need not do anything further to receive New 2015 Second Lien Notes for such tendered Old 2010-2011 Notes.

Subject to the terms and conditions of the Exchange Offers described in the Offering Memorandum, including the proration terms described herein and therein, HOC will accept all submissions of Old 2010-2011 Notes tendered for cash if such submissions will result in HOC paying less than the Revised Maximum Cash Amount. If the Revised Maximum Cash Amount is insufficient to pay $670 for each $1,000 principal amount of New 2015 Second Lien Notes to all participating holders electing to receive cash in lieu of New 2015 Second Lien Notes, all such participating holders will receive a pro rata portion of the Revised Maximum Cash Amount in lieu of a portion of the New 2015 Second Lien Notes that such participating holder would otherwise have received, with the remaining consideration to be paid to each such participating holder in New 2015 Second Lien Notes. To determine the proration, the principal amount of Old 2010-2011 Notes tendered will be multiplied by a proration factor and rounded up to the nearest multiple of $1,000. This resulting amount will be the principal amount of such Old 2010-2011 Notes for which such participating holders will receive cash in lieu of New 2015 Second Lien Notes. In exchange for the remaining principal amount of such Old 2010-2011 Notes, such participant holders will receive New 2015 Second Lien Notes.

A holder of Old 2010-2011 Notes participating in the Exchange Offers may also elect to receive only New 2015 Second Lien Notes and not to receive any cash in lieu thereof.

As of 5:00 p.m., New York City time, on December 5, 2008, approximately $4 billion principal amount, or 37% of the outstanding principal amount, of Old Notes had been validly tendered and not withdrawn in the Exchange Offers. Subject to the terms and conditions described in the Offering Memorandum and provided that no event shall have occurred that would prevent any of the conditions to the Exchange Offers from being satisfied, HOC will consummate the Exchange Offers for the Old 2010-2011 Notes tendered prior to the Expiration Date and accepted by HOC, including such Old Notes whose holders have elected to receive cash in lieu of New 2015 Second Lien Notes, promptly following the Expiration Date. Except as described herein, HOC does not presently intend to extend the Expiration Date, unless the conditions described in the Offering Memorandum have not been satisfied prior to that date, although HOC currently expects that the conditions will be satisfied. If HOC extends the Expiration Date beyond December 28, 2008, HOC will provide holders of Old Notes with additional withdrawal rights for a period of time thereafter. The Exchange Offers are not conditioned on a minimum principal amount of Old Notes being tendered or the issuance of a minimum principal amount of New Second Lien Notes.

In addition, Harrah’s today disclosed that as of December 5, 2008, HOC had $500 million in total borrowings outstanding under its senior secured revolving credit facility, not including capacity used under the senior secured credit facility to back outstanding letters of credit. HOC also disclosed that the $200 million intercompany revolving credit facility balance that was outstanding between Harrah’s and HOC as of September 30, 2008, has since been repaid by HOC.

The Exchange Offers are being made only to qualified institutional buyers and to certain non-U.S. investors located outside the United States. The Exchange Offers are made only by, and pursuant to, the terms set forth in the offering memorandum, and the information in this press release is qualified by reference to the offering memorandum and the accompanying letter of transmittal. Subject to applicable law, HOC may amend, extend or terminate the Exchange Offers.

Documents relating to the Exchange Offers will only be distributed to holders who complete and return a letter of eligibility confirming that they are within the category of eligible investors for this private offer. Noteholders who desire a copy of the eligibility letter should contact Global Bondholder Service Corporation, the information agent for the Exchange Offers, at (866) 736-2200 (Toll-Free) or (212) 925-1630 (Collect).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful.

About Harrah’s Entertainment

Harrah’s Entertainment, Inc. is the world’s largest provider of branded casino entertainment. Since its beginning in Reno, Nevada, more than 70 years ago, Harrah’s has grown through development of new properties, expansions and acquisitions, and now operates casinos on four continents. The company’s properties operate primarily under the Harrah’s®, Caesars® and Horseshoe® brand names; Harrah’s also owns the London Clubs International family of casinos and the World Series of Poker®. Harrah’s Entertainment is focused on building loyalty and value with its customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. For more information, please visit www.harrahs.com.

This release includes “forward-looking statements.” You can identify these statements by the fact that they do not relate strictly to historical or current facts. These statements contain words such as “may,” “will,” “project,” “might,” “expect,” “believe,” “anticipate,” “intend,” “could,” “would,” “estimate,” “continue” or “pursue,” or the negative or other variations thereof or comparable terminology. In particular, they include statements relating to, among other things, future actions, new projects, strategies, future performance, the outcomes of contingencies and future financial results of Harrah’s. These forward-looking statements are based on current expectations and projections about future events.

Investors are cautioned that forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual performance of Harrah’s may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors, as well as other factors described from time to time in our reports filed with the Securities and Exchange Commission (including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein): the impact of the company’s significant indebtedness; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; construction factors, including delays, increased costs for labor and materials, availability of labor and materials, zoning issues, environmental restrictions, soil and water conditions, weather and other hazards, site access matters and building permit issues; the effects of environmental and structural building conditions relating to our properties; access to available and reasonable financing on a timely basis; the ability to timely and cost effectively integrate acquisition into our operations; changes in laws, including increased tax rates, smoking bans, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; the ability of our customer-tracking, customer loyalty and yield-management programs to continue to increase customer loyalty and same store sales or hotel sales; our ability to recoup costs of capital investments through higher revenues; acts of war or terrorist incidents or natural disasters; abnormal gaming holds; the potential difficulties in employee retention as a result of the sale of the company to affiliates of TPG Capital and Apollo Management; and the effects of competition, including locations of competitors and operating and market competition.

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Harrah’s disclaims any obligation to update the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date stated, or if no date is stated, as of the date of this press release.

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